UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2017 (July 17, 2017)

1847 Holdings LLC
(Exact name of registrant as specified in its charter)

Delaware	333-193821	38-3922937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 18th Floor New York, NY 10022
(Address of principal executive offices)

(212) 521-4052
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On July 17, 2017, 1847 Wood, Inc. (“1847 Wood”), a subsidiary of 1847 Holdings LLC, entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Wood Air Conditioning, Inc., a Texas corporation (the “Company”), and To The Top, Inc., a Texas corporation (the “Seller”), pursuant to which 1847 Wood will acquire all of the issued and outstanding equity interests in the Company for an aggregate purchase price of $6,532,140 consisting of (i) $5,250,000 in cash (subject to adjustment as described below), and (ii) the issuance of a promissory note in the aggregate principal amount of $1,282,140, in the form and upon such terms as are mutually agreed upon by the parties before the closing date.

The purchase price is subject to a post-closing working capital adjustment provision.  Under this provision, the cash portion of the purchase price will be adjusted upward if the working capital reflected in the final certified balance sheet of the Company as of closing date prepared by 1847 Wood exceeds the working capital reflected in the preliminary balance sheet of the Company that that was prepared by the Sellers. If the working capital reflected in the final certified balance sheet of the Company as of the closing date is less than the working capital reflected in the preliminary balance sheet of the Company, the promissory note will be offset by such excess amount.

If the Company’s earnings before (i) interest expense, (ii) tax expense, (iii) depreciation and amortization expense, and (iv) stock based compensation expense, for the full twelve calendar months immediately prior to the closing (the “Target Adjusted EBITDA”) is equal to or greater than $1,224,776.25 (the “Floor”), or equal to or less than $2,041,293.75 (the “Ceiling”), there will be no adjustment to the purchase price. If the Target Adjusted EBITDA is determined to be less than the Floor, then 1847 Wood may terminate the Purchase Agreement, and if the Target Adjusted EBITDA is determined to be greater than the Ceiling, then the Seller may terminate the Purchase Agreement, in each case by written notice within 10 days after such determination.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Seller will not compete with the business of Company for a period beginning on the closing date and ending upon the earlier to occur of (i) three years, and (ii) the date of the 1847 Wood’s monetary default under the promissory note (after the expiration of any notice and cure period). The Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. In the case of the indemnification provided by the Seller with respect to breaches of certain non-fundamental representations and warranties, the Seller will only become liable for indemnified losses if the amount exceeds $100,000, provided, however, that any losses payable by the Seller to 1847 Wood shall first be offset against the promissory note prior to the Seller having any obligation to make any payments to 1847 Wood. Furthermore, the liability of the Seller for breaches of certain non-fundamental representations and warranties shall not exceed the purchase price payable under the Purchase Agreement.

The closing of the Purchase Agreement will be subject to customary closing conditions, including, without limitation, the completion of business, accounting and legal due diligence investigations; 1847 Wood obtaining the financing it requires to complete the acquisition, the receipt of all authorizations, consents and approvals of all governmental authorities or agencies; the receipt of any required consents of any third parties; the release of any security interests; and delivery of all documents required for the transfer of shares of the Company to 1847 Wood.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1847 HOLDINGS LLC

Date: July 18, 2017	By:	/s/ Ellery W. Roberts
Ellery W. Roberts
Chief Executive Officer

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